Exhibit 99.1

Rafael Holdings Acquires Majority Stake in Rafael Pharma

Rafael Pharma will utilize the investment to further advance the clinical development of devimistat (CPI-613®)

NEWARK, NJ – January 23, 2019: Rafael Holdings, Inc. (NYSE American: RFL) today announced that it has purchased a majority stake in Rafael Pharmaceuticals, Inc., (Rafael Pharma). Rafael Pharma is a clinical stage, metabolic oncology-therapeutics company developing innovative, highly selective and well tolerated anti-cancer agents.

Building on its prior investments, Rafael Holdings further exercised its warrant and converted other interests. The total investment to date from Rafael Holdings in Rafael Pharma securities, inclusive of cash, debt instruments, conversion of notes and contributions from minority beneficial holders, has increased to $66.7 million. The Company and its subsidiaries now hold 51.0% of the outstanding stock of Rafael Pharma. (Exclusive of minority beneficial holders’ interests, Rafael Holdings now holds 38.7% of the outstanding equity in Rafael Pharma).

Howard Jonas, Chairman and CEO of Rafael Holdings, said, “We continue to invest in Rafael Pharma to support the promising clinical development of its lead drug, devimistat (CPI-613®), as well as other Rafael Pharma agents now in pre-clinical development that have been discovered from its Altered Metabolism Directed platform. As the two companies further align, we strengthen our capacity to leverage their complementary attributes for mutual benefit.”

“We very much appreciate the continuing investment by Rafael Holdings,” said Sanjeev Luther, President and Chief Executive Officer of Rafael Pharmaceuticals. “With this support, we believe we are well positioned to advance our clinical program and products in our development pipeline including two recently initiated, pivotal phase III studies of our lead drug, devimistat (CPI-613®) for patients battling metastatic pancreatic cancer and relapsed AML.”

Rafael Pharma’s first-in-class clinical lead compound, devimistat, is being evaluated in multiple Phase I, I/II, and III clinical studies. Devimistat has been granted orphan drug designation for the treatment of patients with pancreatic cancer, acute myeloid leukemia (AML), peripheral T-cell lymphoma (PTCL), Burkitt lymphoma and myelodysplastic syndromes (MDS) by the US Food and Drug Administration, and for patients with pancreatic cancer and AML by the European Medicines Agency (EMA).

Rafael Holdings and its subsidiaries had previously invested in debt securities of Rafael Pharma and partially exercised the warrant for other shares of Series D Preferred Stock. The warrant is exercisable for up to a 56% of the fully diluted equity of Rafael Pharmaceuticals.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, Rafael Holdings, Inc. assumes no obligation to update any forward-looking statements.

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage pharmaceutical companies. The real estate holdings consist of properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings comprise majority interests in Rafael Pharmaceuticals, Inc., and Lipomedix Pharmaceuticals Ltd. Both are focused on development and commercialization of drugs in the oncology space. For more information, visit www.rafaelholdings.com

Contact:
Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

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